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                                                                   EXHIBIT 99(a)

                             JCPenney News Release

Contact
Rita Trevino Flynn            Eli Akresh                   Bob Johnson
Public Relations              Investor Relations           Investor Relations
972-431-4753                  972-431-2207                 972-431-2217
rflynn@jcpenney.com           eakresh@jcpenney.com         rvjohnso@jcpenney.com
-------------------           --------------------         ---------------------


                  J.C. PENNEY COMPANY, INC. DECLARES DIVIDEND

        PLANO, Texas, September 21, 2001 -- J. C. Penney Company, Inc. (NYSE:JCP) today announced that its Board of Directors declared a quarterly dividend of $0.1250 per share on the Company's outstanding common stock, payable November 1, 2001, to the Company's stockholders of record at the close of business on October 10, 2001.

        J.C. Penney Company, Inc. is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 270,000 associates. The Company operates approximately 1,080 JCPenney department stores in all 50 states, Puerto Rico, and Mexico. In addition, the Company operates approximately 50 Renner department stores in Brazil. Eckerd operates approximately 2,650 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Company, Inc. is the sponsor of JCPenney Afterschool, a partnership committed to providing kids with high-quality afterschool programs to help them reach their full potential.

        This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.